Exhibit 11

Insider-Trading Policy

This Statement of Policies Regarding Material Nonpublic Information and the Prevention of Insider

Trading (this “Statement”) of Cementos Pacasmayo S.A.A. (the “Company”) contains four sections:

Section I provides an overview;

Section II sets forth the Company’s policies prohibiting the transfer of insider trading;

Section III provides additional explanation of insider trading under the Securities Market, the Market Abuse Regulation - Rules on Insider Trading and Market Manipulation, and other applicable Peruvian regulations; and

Section IV provides additional information on insider trading under the U.S. Securities Law.

I. OVERVIEW

The Company’s common shares and investment shares are currently traded on the Lima Stock Exchange (“LSE”) and the Company’s American Depositary Shares (“ADSs”) are traded on the New York Stock Exchange (“NYSE”) and may also be traded in the future on other trading facilities in Peru and/or abroad. Currently, each U.S. depositary share of the Company represents five common shares. For the purposes of this policy, securities of the Company shall be understood as a:

●	The common stock, common shares, preferred shares, investment shares, American Depositary Shares (ADSs) of the Company, its subsidiaries and affiliates that are traded on an organized market.

●	Debentures of any kind and similar securities representing private borrowings of the Company, its subsidiaries and affiliates, traded on an organized market.

●	Contracts or instruments of the Company, its subsidiaries and affiliates of any kind, even if they have a non-financial underlying, that are traded, or are susceptible to trading, in a secondary market.

●	Financial forward, option or swap contracts that have an underlying financial instrument of the Company, its subsidiaries and affiliates such as, for example, negotiable instruments, indexes, currencies or interest rates, whether or not traded in a secondary market.

●	Other securities and/or securities according to the applicable rules in Peru and the U.S.

The Company considers that the improper use of insider information and price manipulation constitute market abuse practices and as such threaten the integrity and transparency of the market, affecting investor confidence, therefore the Company considers it necessary to establish this policy statement in order to prevent the transfer of securities with inside information in compliance with both the Securities Market Law, the Regulation against Market Abuse - Rules on Insider Trading and Market Manipulation and other applicable regulations in Peru and with the Securities and Exchange Act of the United States and to preserve the reputation and integrity of the Company as well as all persons related to it. The Company is committed to upholding the reputation and integrity of the Company and all persons associated with it. Insider Trading” occurs when any person buys or sells securities under circumstances in which he/she is in possession of inside information. As explained Section III, in Peru, according to Article 40 of the Securities Market Law, insider information is understood as any information from an issuer regarding the issuer, its business or one or more securities issued or guaranteed by them, not disclosed to the market and whose public knowledge, by its nature, is capable of influencing the liquidity, price or quotation of the securities issued. The reserved information referred to in Article 34 of the Securities Market Law also includes that which is held on the acquisition or disposal operations to be carried out by an institutional investor in the securities market, as well as that which refers to public tender offers.

Also, as explained in Section III in the U.S., “inside information” is information that is considered “material” and “non-public”. A violation of the policy may subject you to disciplinary action including termination of your employment, disgorgement of all ill-gotten gains, and be subject to severe administrative fines and/or restitution and jail sentences under the Securities Exchange Act, the Market Abuse Regulation-Insider Trading and Manipulation, and the Securities and Exchange Act. and other applicable regulations in Peru as well as under the U.S. Securities and Exchange Act. This policy applies to all officers, directors, employees and consultants of the Company and its subsidiaries, affiliates or consolidated entities or any other person or entity over whom any of the foregoing persons may exercise influence or control in their investment decisions.

This policy also contemplates additional prohibitions for Directors and Restricted Persons who possess by reason of their duties on an ongoing basis inside information (¨in the U.S. they are called “Insider(s)”- Insider Person(s)). Questions regarding this Statement should be directed to the Vice President - Legal.

II. POLICIES PROHIBITING THE TRANSFER OF INSIDER TRADING SECURITIES

A.	Prohibition on Transactions - No person in possession of Inside Information is authorized to buy or sell any securities of the Company while in possession of material non-public information relating to the Company or its Securities (the “Inside Information”). Section III and IV below explains in greater detail the rules applicable in Peru and in the U.S. with respect to the use of Material Nonpublic Information and/or Inside Information;

B.	Directors and Restricted Persons may only buy or sell the Company’s Securities with prior authorization and during certain periods (periods known in the U.S. as “Trading Window”).“Restricted Persons” includes:

●	Directors, managers or other persons maintaining or entering into a relationship with the Company who, by reason of their status, performance of duties or other particular events or circumstances, have access to inside information concerning the issuer, its business or one or more securities issued or guaranteed by them.

●	Management and accounting personnel, understood as those who have or do not have personnel directly or indirectly under their charge and on whose activity and degree of responsibility depends the result of the activities related to the Company’s securities.

●	Trusted personnel, understood as all those who have access to confidential information, and whose opinions or reports are presented to management personnel, and who may participate, if applicable, in the decision-making process of the activities described in the investment process defined in this code.

●	Personnel involved in the Company’s investments and/or in the ’s operations in the securities market.

●	Personnel involved in the negotiation of takeover bids, delisting tender offers, exchange offers, mergers, spin-offs or other forms of corporate reorganization,

●	The spouse and relatives up to the first degree of consanguinity of the aforementioned persons.

●	All persons listed in Schedule 1 until the date such persons are notified that they are no longer considered ¨Restricted Persons ¨ for purposes of this policy, and also includes any other persons notified by the Company from time to time that they have been deemed by the Company to be¨Restricted Persons ¨ under this policy.

There will generally be four Trading Windows per year in which Directors and Restricted Persons may buy or sell securities of the Company, each commencing at the close of business on the second Trading Day following the filing date of the Company’s annual or quarterly financial results and closing at the end of the month preceding the month of the release of quarterly results or December 31 in the case of annual results. Accordingly, for a period of 30 days prior to the release of the Company’s annual or quarterly results, the ability of Directors and Restricted Persons to buy or sell shares of the Company will be limited. These periods are known in the U.S. as a “Blackout Period”. In this regard, from January 1 to February 15 and throughout the months of April, July and October of each year there will be a “Blackout Period”.The term Trading Day is defined as the day on which the NYSE opens for trading. Normal NYSE trading hours are 9:30 a.m. to 4:00 p.m., New York City time, Monday through Friday. In addition, even during the term of any Transaction Window in which transactions in Company Securities may be permitted, the Vice President - Legal (or in his absence, the Vice President - Administration and Finance) upon approval of the Chief Executive Officer may announce at any time the immediate prohibition of transactions in Company Securities through the Directors and Restricted Persons. As a reminder to Directors and Restricted Persons in complying with this policy, the Company will send an email (or other communication) notifying all such persons when the Transaction Window opens and when the Transaction Window is about to close. The delivery or non-delivery of such e-mails by the Company (or other communication) shall not be deemed to be a breach of this policy. communication) does not relieve them of their obligation to trade Company Securities only in full compliance with this policy.

Trading in the Company’s Securities pursuant to a pre-existing written plan or program established pursuant to Rule 10b5-1 of the U.S. Exchange Act of 1934 (Rule 10b5-1 Trading Plan) (hereinafter “10b5-1, Trading Plan”) and authorized by the Company’s Legal Vice President shall not be considered a violation of this policy. However, transactions in the Company’s Securities effected by a director or Restricted Persons pursuant to Rule 10b5-1 Trading Plan must be promptly reported to the Vice President - Legal.

In general, Rule 10b5-1 contemplates three types of pre-existing written plan: a) a pre-existing written plan that details the purchase or sale transactions that will occur at specified prices, on specified days and in specified quantities of shares, b) a pre-existing written plan that details the formula, algorithm or computer program by which certain purchase or sale transactions may occur, and c) a pre-existing written plan by which a third party is given absolute discretion to make purchase or sale transactions without access to inside information.

As required by Rule 10b5-1, Directors or Key Employees or Restricted Persons of the Company may enter into, or make material modifications to, a transaction plan only when they do not have Material Information. In addition, no Director or Restricted Person may enter into or amend a Rule 10b5-1 Transaction Plan during a blackout period and must first have the plan pre-cleared and/or amended by the Company’s Vice President - Legal.

In general, all Company transactions by the Director and Restricted Persons listed in the list of sensitive positions (or notified as a Restricted Person) must be pre-approved by the Vice President - Legal. Each Director or Restricted Person, detailed in the list of sensitive positions (or notified as a Restricted Person) to carry out any transaction in the securities market must first obtain the authorization of the Legal Vice President through the form detailed in Annex 2: “Form of permission for securities transactions in the stock market”. Likewise, each Director or Restricted Person after performing any transaction in the stock market shall notify the Legal Vice President through the form detailed in Annex 3: “Form for Notification of the Performance of Securities Transactions in the Stock Market”. The Vice President - Legal shall communicate securities transactions carried out by the Directors and Restricted Persons, detailed in the list of sensitive positions (or notified as a Restricted Person), at the next Board of Directors meeting following the transaction.

The Vice President, Legal may, at his or her discretion, authorize or not authorize the trading of the Company’s securities by the Directors and Restricted Persons listed on the sensitive positions list (or notified as a Restricted Person), within the relevant Transaction Window. In addition, the Vice President - Legal may in his or her discretion, after consultation with the Vice President - Administration and Finance or the Chief Executive Officer, authorize or not authorize the trading of the Company’s securities by Directors and Restricted Persons outside of the relevant Transaction Window. Each Director and Restricted Person, listed on the list of sensitive positions (or notified as a Restricted Person), must review this Statement, sign and return the Letter of Acknowledgement and Acceptance. Note that transactions of Company’s Securities during a Transaction Window is not a “Safe Harbor”, and all Directors and/or Restricted Persons must strictly comply with all other policies set forth in this Statement. When in doubt, do not transact! Consult first with the Legal Vice-Presidency, who will resolve these issues in a duly reasoned decision, and whose response will be forwarded to the applicant, through the General Management.

C.	No Data - No Information Holder shall directly or indirectly disclose any Material Information to anyone trading in Securities (so-called “tipping” or “tipping”) while in possession of such Material Information.

D.	Confidentiality - No Information Holder shall communicate any Material Information to anyone outside the Company under any circumstances unless approved in advance by the Vice President - Legal. Likewise, no Information Holder shall communicate any Material Information to anyone within the Company unless there is a need to know.

If any potentially Material Information is inadvertently disclosed, any Insider must notify the Vice President - Legal so that the Company can determine whether or not corrective action, such as a general public release, is warranted.

III. ADDITIONAL EXPLANATION OF SOME CONCEPTS APPLICABLE TO INSIDER TRADING AND MARKET MANIPULATION UNDER PERUVIAN SECURITIES MARKET REGULATIONS

According to the Securities Market Law, insider trading and price manipulation constitute market abuse practices and as such threaten the integrity and transparency of the market, affecting investor confidence.

What is Inside Information?

Pursuant to Article 40 of the Securities Market Law, inside information is understood as any information regarding an issuer, its business or one or several securities issued or guaranteed by them, not disclosed to the market1 , and whose public knowledge, by its nature, is capable of influencing the liquidity, price or quotation of the securities issued2. It also includes the reserved information referred to in Article 34 of the Securities Market Law and the information on the acquisition or disposal transactions to be carried out by an institutional investor in the Securities Market, as well as the information on public tender offers.

Likewise, in accordance with Superintendency Resolution No. 0005-2012, the following information, among others, is considered privileged information, which is detailed below in an enunciative and non-exhaustive manner:

*	Changes in the issuer’s decision or control unit.

*	Changes in the issuer’s control agreements.

*	Mergers, acquisitions or other corporate reorganizations.

*	Changes in expected profit or loss.

1	Information not disclosed to the market is understood to be that which, although intended to be disclosed to the market, has not yet been disseminated through mechanisms that allow access to such information by the general public, including the Public Registry of the Securities Market maintained by the SMV, the information systems managed by the Lima Stock Exchange or any other mass media. Likewise, it is considered that the information intended to be disclosed to the general public does not yet acquire the character of public when it has only been disclosed by the issuer within the general shareholders’ meetings, board meetings or other similar meetings or assemblies, groups of investors, analysts or other participants.

2	Information whose public knowledge, by its nature, is capable of influencing the liquidity, price or quotation of a security, means information not yet disclosed to the market, which, if made public, would influence investment decisions made by investors.

*	Transfers of shareholdings.

*	Changes in the members of the Board of Directors, Management or equivalent bodies.

*	Auditors’ reports with qualified opinion.

*	New patents, licenses or trademarks.

*	Contracts with the government, customers or suppliers.

*	Default on payments in the case of debt instruments.

*	Stock repurchase or redemption plans.

*	Payment of dividends or changes in dividend policies.

*	Securities risk rating reports and changes in the risk rating of a security.

*	Economic and financial restructuring, extrajudicial liquidation or bankruptcy.

*	Purchase or disposition of assets or changes in the quality or value of .

*	Significant legal disputes.

*	Revocation or cancellation of lines of credit.

*	Insolvency of relevant debtors.

*	The issuer’s financial statements.

*	Information related to the supply of or demand for securities issued in the market by an issuer, including information on takeover bids and information on purchase or sale orders to be placed inside or outside centralized trading mechanisms.

*	Valuation reports prepared by audit firms, banks, investment banks or consulting firms in the context of a takeover bid or delisting tender offer.

*	Information regarding the guarantees that support the payment of the rights conferred to the holders of securities.

*	Information related to economic, legal and financial aspects of the issuer or of any company belonging to its economic group.

*	Information regarding the economic, social and political environment in which the issuer or any of the companies of its economic group operates.

*	Information from government entities including, among others, reports on economic trends (production, employment, exchange rate, interest rate, inflation, etc.) and economic policy decisions, with an impact on the issuer’s legal, economic and financial performance.

*	Information on the acquisition or disposal transactions to be carried out by an institutional investor in the Stock Market.

*	Information referring to the equity whose exclusive purpose is to support the payment of the rights conferred to the holders of Securities issued against such equity, as well as information referring to a Mutual Fund for Investment in Securities and/or Investment Fund.

The information relating to a mutual fund includes the knowledge of changes in the mutual fund’s quota value before these changes become known to the unitholders.

In the absence of evidence to the contrary, it is presumed that they possess inside information:

a)	The directors and managers of the issuer and of the institutional investors, as well as the members of the Investment Committee of the latter, if any;

b)	Directors and managers of companies related to the issuer and institutional investors;

c)	Shareholders who individually or jointly with their spouses and relatives up to the first degree of consanguinity, own ten percent (10%) or more of the capital of the issuer or institutional investors; and,

d)	The spouse and relatives up to the first degree of consanguinity of the persons mentioned in the preceding paragraphs;

e)	The partners, administrators, and personnel in charge of the audit of the auditing companies hired by the issuer;

f)	Managers, advisors, operators and other representatives of brokerage agents;

g)	The members of the board of directors, managers and other officers of the stock exchanges and entities responsible for the conduction of centralized mechanisms;

h)	The directors, officers of the institutions in charge of the control or supervision of issuers of publicly offered securities or institutional investors, including the SMV;

i)	Directors, managers and other officers of securities clearing and settlement institutions;

j)	Dependents working under the direct direction or supervision of directors, managers, administrators or liquidators of the issuer and institutional investors;

k)	Persons providing temporary or permanent advisory services to the issuer in connection with management decision-making;

l)	The officers of the financial institutions in charge of the credits in favor of the issuer;

m)	The officers of the issuer and of the institutional investors, as well as of their related companies; and,

n)	The relatives of the persons mentioned in paragraphs a), b) and c) of the preceding article and of those mentioned in the preceding paragraphs.

Finally, in accordance with Article 43 of the Securities Market Law, persons who possess inside information are prohibited from:

a)	Disclose or entrust the information to others until it is disclosed to the market;

b)	To recommend the execution of transactions with Securities with respect to which it has inside information; and,

c)	To make improper use and make use, directly or indirectly, for one’s own benefit or that of third parties, privileged information.

3	According to Superintendency Resolution No. 0005-2012, disclosure is understood as the action of making known or making insider information available, by any means, unless it is done in the normal exercise of their work, profession or functions.

4	According to Superintendence Resolution No. 0005-2012, recommendation is understood as the action of advising, based on privileged information, another person to carry out transactions with securities or to have a third party carry out such transactions.

What is Market Manipulation?

Pursuant to Article 12 of Superintendency Resolution No. 0005-2012, it is prohibited to provide, directly or indirectly, false or misleading signals regarding the supply or demand of a security or financial instrument through transactions, proposals, fictitious transactions or dissemination of false or misleading information; that increase, reduce or maintain its price, or increase or reduce its liquidity.

In this context, the performance of one or more of the following practices, including but not limited to, may constitute market manipulation:

●	To increase, reduce or fix the closing price of a security during the last thirty (30) minutes of the Trading Phase or during the Closing Auction Phase, by instructing orders to buy or sell such security individually or jointly, leading to the entry of price proposals with the purpose of improving the market price or to the execution of transactions.

●	To increase, reduce or maintain the price, volume or liquidity of a security or to prevent the security’s price from declining by entering into transactions in a concerted manner.

●	To increase, decrease or maintain the price, volume or liquidity of a security or to prevent the price of the security from declining by entering into transactions between two or more persons who have entered into proposals at or about the same price at or about the same time and for the same or about same amount.

●	Increase, reduce or maintain the price of a security or establish a new reference price for the following session by placing orders to buy or sell a security individually or jointly, which generate the entry of purchase or sale proposals at prices successively higher or lower than the last current price or the price of the best available purchase or sale proposal for such security.

●	Instructing orders to buy or sell a security individually or jointly, for a significant amount with respect to the average amount traded in such security, leading to the entry of proposals that are cancelled in a sufficiently short time so that they are not executed.

●	To increase the price or reduce the cut-off rate in the framework of a primary placement or public offering made through a Dutch auction, through the instruction of purchase orders for a security that generate the entry of one or more purchase proposals, by persons acting in coordination with the issuer, with the seller of Securities or with the underwriter, or by the underwriter directly.

●	Disseminate false or misleading information in the market, referring to the issuer, the security, the sector or the market in general, through the media, including the Internet or any other means, affecting the price of such security in a manner favorable to its holding or that of persons with whom it acts in concert, or with the objective of effecting or having persons with whom it acts in concert effect a transaction with such security.

●	To prepare and disseminate directly or indirectly, or to disseminate to the general public or a segment thereof, in a repeated manner, investment opinions or recommendations affecting the price of such security in a manner favorable to its holding or to that of persons with whom it acts in concert, or with the objective of effecting or having persons with whom it acts in concert effect a transaction in such security.

Penalties for Insider Trading and/or Market Manipulation in Peru Possible sanctions and liabilities under the Securities Market Law, the Civil Code and the Criminal Code include:

a)	administrative sanctions by the SMV (Superintendencia de Mercado de Valores);

b)	compensation for damages;

c)	return of all illicit gains;

d)	administrative fines up to 300 UITs;

e)	prison sentences of up to 7 years.

IV. ADDITIONAL EXPLANATION OF CERTAIN INSIDER TRADING CONCEPTS APPLICABLE TO
INSIDER TRADING UNDER U.S. SECURITIES LAWS

Under the U.S. Securities Act as noted above, Insider Trading refers to the purchase or sale of Securities while in possession of “Material” and “non-public” information relating to such securities. “include not only stocks, bonds, notes and debentures but also options, warrants and similar instruments. The “purchase” and “sale” of securities are broadly defined in the U.S. Securities Act. Purchase” includes not only the actual purchase of securities but any contract to purchase or otherwise acquire securities. The “sale” includes not only the actual “sale” of securities but any contract to sell or otherwise dispose of securities. These definitions extend to a wide range of transactions including conventional cash-for-stock transactions, the granting and exercise of stock options and acquisitions and the exercise of warrants or put options, calls or other options relating to securities. Insider securities transfers are generally understood to include the following:

*	Transactions carried out by insiders while in possession of material non-public information;

*	Transactions by persons other than the insider while in possession of material nonpublic information when the information was given either through a breach of a fiduciary duty of the insider to keep it confidential or was improperly obtained; or

*	Communicating or providing data about material non-public information to others, including recommending the purchase or sale of the Securities while in possession of such information.

What facts are Material?

Under U.S. securities law, the materiality of an event depends on the circumstances. A fact is considered “Material” if it would reasonably be expected to affect a prudent investor’s decision to buy, sell or hold the Company’s Securities or when the fact is likely to have a significant effect on the market price of the Company’s Securities. Material information may be positive or negative and may relate to virtually any aspect of the Company’s securities. business activities of a Company or with any type of Securities, debt or equity. Examples of Material Information include (but are not limited to) information relating to:

●	dividends;

●	corporate earnings or earnings forecasts;

●	changes in financial position or value of assets;

●	negotiations for mergers or acquisitions or dispositions of significant subsidiaries or assets;

●	new major contracts or the loss of a major contract;

●	important new products or services;

●	major marketing plans or changes to such plans;

●	capital investment or changes in such plans;

●	substantial litigation, administrative action or governmental investigations or inquiries concerning the Company or any of its affiliated companies, officers or directors;

●	significant loans or financing;

●	default on loan payments;

●	new equity or debt offerings;

●	important changes in personnel;

●	changes in accounting methods and accounting write-offs; and

●	any material changes in industry or competitive conditions that could materially affect the Company’s earnings or expansion projects.

A good rule of thumb: when in doubt, do not trade. It is also advisable in making this determination to ask yourself: “Would the person on the other side of this transaction still want to complete the transaction at this price if they knew what I know about your Company? If the answer is “no” chances are you have material non-public information.

What is Nonpublic?

Information is “nonpublic” if it has not been disclosed in a manner that permits it to be widely disseminated. In order for information to be considered public, it must be widely disclosed in a manner that makes it generally available to investors, such as in a press release or when the Company registers with the U.S. Securities and Exchange Commission (the “SEC”). ¨SEC¨), or through media outlets such as Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg, Associated Press, or United Press International. The circulation of rumors, even if accurate and informed in the media, does not constitute actual public disclosure. In addition, even after a public announcement, a reasonable period of time must elapse for the market to react to the information. Generally, one should wait approximately forty-eight (48) hours following publication as a reasonable waiting period before such information is considered public.

Who is an Insider?

Holding persons include all officers, directors, employees and consultants of the Company and its subsidiaries or consolidated entities or any other person or entity (a) over which any such person exercises influence or control in its investment decisions or (b) which effects a transaction in the Company’s Securities, which Securities are actually of beneficial interest to any such person. Information Owners may have independent fiduciary duties to their Companies and their shareholders should not effect transactions on the basis of material, nonpublic information relating to the Company’s Securities. In addition, family members and friends of Insiders as well as professional advisors to the Company (e.g., accountants, attorneys, investment bankers and consultants) who receive material non-public information about the Company may also fall under the definition of Insiders. It should be noted that transactions effected by members of the family of an Insider may be the responsibility of such Insider under certain circumstances and could result in legal sanctions by regulators and by the Company.

Transactions by Persons Other than Insiders

Insiders are also prohibited from disclosing material non-public information, or making recommendations or rendering opinions regarding the Company’s Securities based on such information, to others who may use the information in transactions in the Company’s Securities. Company. Both the Insider who communicated the material nonpublic information and the person who receives and uses that information (the “Data Subject”) may be subject to liability under U.S. securities laws.

Persons other than Insiders may also be liable for the transfer of insider securities, including Datees who trade on the basis of material nonpublic information provided to them or persons who make transactions on the basis of material nonpublic information that has been individually obtained. Datees inherit the duties of an Insider and are liable for transactions made on the basis of nonpublic information unlawfully provided to them by an Insider. Similarly, just as Insiders are liable for the transfer of insider securities from their Datees, so too are Datees who pass on information to others who trade. In other words, the liability of an insider Datee is no different from that of an Information Person. Datees may obtain material nonpublic information by receiving overt information from others or through, among other things, conversations at business, social or other meetings.

U.. Penalties for Engaging in Insider Trading

The penalties for trading or tipping on material nonpublic information can go significantly beyond any profits made or losses avoided for both the individuals engaging in such unlawful conduct and their employers. The SEC and U.S. Department of Justice have made civil and criminal prosecution of insider trading violations a top priority.

Enforceable remedies available to the government or private plaintiffs under the federal securities laws include:

●	administrative sanctions SEC;

●	self-regulatory sanctions of over-regulatory organizations;

●	civil injunctions;

●	compensation for damages;

●	return of all illicit gains;

●	civil penalties for the violator of up to 3 times the amount of profits earned or losses avoided;

●	civil penalties for the employer or other person in control of a violator (i.e., when the violator is an employee or other controlled person) up to the greater of the greater of 1,000,000 or three times the amount of profit earned or loss;

●	criminal fines for each violator of up to $1,000,000 (US$2,500,000 for an entity); and;

●	prison sentences of up to 10 year.